EXHIBIT 99
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                     FIRST BUSEY CORPORATION TO ACQUIRE
                            EAGLE BANCGROUP, INC.


   Bloomington, Ill. -- June 30, 1999 -- (BUSINESS WIRE)-- The Boards of Directors of First Busey Corporation (Nasdaq: BUSE - news) and Eagle BancGroup, Inc. (Nasdaq: EGLB - news) announce that they have entered into an agreement providing for the acquisition of Eagle by First Busey. First Busey has agreed to purchase all of the issued and outstanding stock of Eagle for an aggregate cash consideration of approximately $26.6 million, or $25.74 per share. The agreement is subject to approval by the shareholders of Eagle BancGroup, Inc. and the receipt of required regulatory approvals.

   Douglas C. Mills, Chairman of the Board of First Busey and Donald L. Fernandes, President of Eagle indicated that they felt this was a tremendous opportunity for both financial organizations. The acquisition will increase First Busey's share of the McLean County market to approximately 12%. It is anticipated that, upon closing, the customers of First Federal will have available to them an expanded menu of financial services. Following the acquisition, First Federal will continue to operate under its existing name as a "community-oriented" financial institution as this is the primary focus of the Busey Organization with all of its subsidiaries. It is expected that a special Eagle shareholder meeting will be held in the fourth quarter of 1999 and that the transaction will close prior to year-end.

   Eagle BancGroup, Inc. is a unitary savings and loan holding company for First Federal Savings and Loan Association of Bloomington, Bloomington, Illinois. First Federal operates two locations in Bloomington, an office in LeRoy and an office in Lexington. First Federal had total assets of $183 million as of March 31, 1999.

   First Busey Corporation is a bank holding company headquartered in Urbana, Illinois with total assets of $958 million as of March 31, 1999. First Busey Corporation's flagship subsidiary, Busey Bank, has 18 Banking Centers serving customers in Champaign, McLean and Ford Counties in Illinois as well as one Banking Center in Indianapolis. Busey Bank provides electronic delivery of financial services through Busey e-bank. Busey Bank has Loan Production Offices in Ft. Myers and Naples, Florida, as well as a full-service broker/dealer subsidiary, First Busey Securities, Inc. Busey Travel and Busey Insurance Services, Inc. are also subsidiaries of Busey Bank. First Busey Trust & Investment Co., is a wholly owned subsidiary of First Busey Corporation specializing in asset management and trust services.

   CONTACT:  First Busey Corporation
             Barbara J. Kuhl, 217/365-4513
             bkuhl@busey.com
                  Or
             Eagle BancGroup, Inc.
             Donald L. Fernandes, 309/663-6345